CANARY STAKED SUI ETF S-1A

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Pre-Effective Amendment to Registration Statement on Form S-1 of our report dated January 16, 2026, relating to the financial statement of Canary Staked SUI ETF, as of January 1, 2026, and to the references to our firm under the heading “Experts” in such Registration Statement.

Cohen & Company, Ltd.

Milwaukee, Wisconsin

January 16, 2026